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                                                                   EXHIBIT 10.26


[BANK OF AMERICA LOGO]                                   Business Loan Agreement

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This Agreement dated as of June 17, 1996 is between Bank of America Arizona
(the "Bank") and JDA Software, Inc. (the "Borrower").

1.      AMOUNT AND TERMS.

1.1 LINE OF CREDIT AMOUNT. During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Five Million and No/100 Dollars
($5,000,000.00).

This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

Each advance must be for at least Ten Thousand and No/100 Dollars ($10,000.00), or for the amount of the remaining available line of credit, if less.

The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 AVAILABILITY. The line of credit is available between the date of this Agreement and July 1, 1998 (the "Expiration Date") unless the Borrower is in default.

1.3     INTEREST RATE.
Unless the Borrower elects an optional interest rate as described below, the interest rate is the Reference Rate.

The Reference Rate is the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association ("BofA California") in San Francisco, California, as its Reference Rate. The Reference Rate is set by BofA California based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customer at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

1.4     REPAYMENT TERMS.
(a) The Borrower will pay interest on July 1, 1996 and on the 1st day of each month thereafter until payment in full of any principal outstanding under this line of credit. (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. (c) The Borrower may prepay the loan in full or in part at any time.

1.5 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another fixed interest rate for the portion.

1.6 FIXED RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements.

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

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(b)     The interest period during which the Fixed Rate will be in effect will be no shorter than 30 days and no longer than 60 days. (c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period. (e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.
(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which: (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.7 LETTERS OF CREDIT. This line of credit may be used for financing standby letters of credit with a maximum maturity of one year but not to extend more than one year beyond the Expiration Date.

The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed One Million and No/100 Dollars ($1,000,000.00).

The Borrower agrees: (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement. (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit. (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.
(d) to sign the Bank's form Application and Agreement for Standby Letter of Credit. (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower. (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.      FEES AND EXPENSES.

2.1     FEES.
(a) UNUSED COMMITMENT FEE. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the specified period. The fee will be calculated at 0.125% per year.

        This fee is due on September 30, 1996 and on the last day of each quarter thereafter.

2.2 REIMBURSEMENT COST. (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel. (b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the real or personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

3.      COLLATERAL

3.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.


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(a)     Machinery and equipment.

(b)     Receivables.

(c)     Patents, trademarks and other general intangibles.

4.      DISBURSEMENTS, PAYMENTS AND COSTS

4.1 TELEPHONE AND TELEFAX AUTHORIZATION. (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates or the issuance of letters of credit given by any one of the individual signer(s) of this Agreement or a person or persons authorized in writing by any one of the signer(s) of this Agreement. (b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 054-810607, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower. (c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

4.2 DIRECT DEBIT (PRE-BILLING). The Borrower agrees that the Bank will debit the Borrower's account number 054-810607, or such other of the Borrower's account with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). Approximately 7 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be added or subtracted from the amount due on the next due date. Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

4.3 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following: (a) any reserve or deposit requirements; and (b) any capital requirements relating to the Bank's assets and commitments for credit.

4.4 INTEREST CALCULATION. All interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4.5 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate plus 1.00 percentage points. This may result in compounding of interest.

4.6 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.50 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5. CONDITIONS The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement.

5.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and any guarantors) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

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5.2     SECURITY AGREEMENTS.  Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

5.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

5.4 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

5.5 GUARANTIES. Guaranties signed by JDA Software Group, Inc., JDA International, Ltd., and JDA Worldwide, Inc. on the Bank's standard form in an amount as may be acceptable, from time to time, to the Bank.

6.      REPRESENTATIONS AND WARRANTIES   When the Borrower signs this
Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation. (a) The Borrower is a corporation duly formed and existing under the laws of the state where organized. (b) This Agreement, and any instrument or agreement required hereunder, are within the Borrower's or Guarantor's powers, have been duly authorized, and do not conflict with any of its organizational papers. (c) This Agreement, and each other agreement or document executed and delivered to the Bank in connection with this Agreement, is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable. (d) In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes. (e) This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound. (f) All financial and other information that has been or will be supplied to the Bank is: (i) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition. (ii) in form and content required by the Bank. (iii) in compliance with all government regulations that apply. (g) There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank prior to the date of this Agreement. (h) All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing. (i) The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged. (j) There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement. (k) The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.      COVENANTS   The Borrower agrees, so long as credit is available under
this Agreement and until the Bank is repaid in full:

7.1 USE OF PROCEEDS. To use the proceeds of the credit only for working capital and the issuance of standby letters of credit.

7.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements together with Borrower or CPA prepared consolidating schedules. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Copies of the Borrower's Form 10-Q Quarterly Report, with consolidating schedules, within 50 days of each quarter end.

(c) Within 90 days of the Borrower's fiscal year end, the Borrower's annual projection of income statement.

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7.3     CURRENT RATIO.  To maintain on a consolidated basis a ratio of current assets to current liabilities of at least 1.75:1.0, tested annually.

7.4 TANGIBLE NET WORTH. To maintain on a consolidated basis tangible net worth equal to at least Twenty Million and No/100 Dollars ($20,000,000.00), tested annually. "Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) plus debt subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.5 NET LOSS. Not to incur a net loss in any two consecutive quarters or on a fiscal year end basis.

7.6 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:
(a) Acquiring goods, supplies, or merchandise on normal trade credit. (b) Endorsing negotiable instruments received in the usual course of business. (c) Obtaining surety bonds in the usual course of business. (d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's financial statement dated March 31, 1995. (f) Additional debts for business purposes which do not exceed a total principal amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) outstanding at any one time.

7.7 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except: (a) Deeds of trust and security agreements in favor of the Bank. (b) Liens for taxes not yet due.

7.8 CHANGE OF OWNERSHIP. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership in excess of 10%.

7.9 OUT OF DEBT PERIOD. To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each calendar year.

7.10    NOTICES TO BANK.  To promptly notify the Bank in writing of:
(a) any lawsuit over Five Hundred Thousand and No/100 Dollars ($200,000.00) against the Borrower (or any guarantor). (b) any substantial dispute between the Borrower (or any guarantor) and any government authority. (c) any failure to comply with this Agreement. (d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations. (e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.11    BOOKS AND RECORDS.  To maintain adequate books and records.

7.12 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.13 COMPLIANCE WITH LAWS. To comply with the laws, (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.14 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.15 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

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7.16    PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.17 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

7.18 INSURANCE. (a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. (b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. (c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.19 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent: (a) engage in any business activities substantially different from the Borrower's present business; (b) liquidate or dissolve the Borrower's business;
(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination; or (d) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

8. DEFAULT. If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy" below with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement when due.

8.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the extensions of credit under this Agreement.

8.3 FALSE INFORMATION. The Borrower (or any guarantor) has given the Bank false or misleading information or representations.

8.4 BANKRUPTCY. The Borrower (or any guarantor or general partner of the Borrower) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor or general partner of the Borrower), or the Borrower (or any guarantor or general partner of the Borrower) makes a general assignment for the benefit of creditors.

8.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

8.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of One Million and No/100 Dollars ($1,000,000.00) or more in excess of any insurance coverage.

8.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more in excess of any insurance coverage.

8.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

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8.9     MATERIAL ADVERSE CHANGE.  A material adverse change occurs in the
Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the extensions of credit under this Agreement.

8.10 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed in the amount of Two Hundred Thousand and No/100 ($200,000.00) or more in the aggregate.

8.11 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

8.12 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or guarantor) has with the Bank or any affiliate of the Bank.

8.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

9.      ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all covenants will be made under generally accepted accounting principles, consistently applied.

9.2     ARIZONA LAW.  This Agreement is governed by Arizona law.

9.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.

9.4 ARBITRATION. (a) Unless expressly prohibited by law, any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. (b) No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration. At the Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or by judicial foreclosure of the deed of trust or mortgage.

9.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

9.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the

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prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9 Usury Laws. This paragraph covers the transactions described in this Agreement and any other agreements with the Bank or its affiliates executed in connection with this Agreement, to the extent they are subject to the Arizona usury laws (the "Transactions"). The Borrower understands and believes that the Transactions comply with the Arizona usury laws. However, if any interest or other charges paid or payable in connection with the Transactions are ever determined to exceed the maximum amount permitted by law, the Borrower agrees that:

(a) the amount of interest or other charges payable by the Borrower pursuant to the Transactions shall be reduced to the maximum amount permitted by law; and

(b) any excess amount previously collected from the Borrower in connection with the Transactions which exceeded the maximum amount permitted by law will be credited against the then outstanding principal balance. If the outstanding principal balance has been repaid in full, the excess amount paid will be refunded to the Borrower.

All fees, charges, goods, things in action or any other sums or things of value, other than interest at the interest rate described in this Agreement, paid or payable by the Borrower (collectively the "Additional Sums"), that may be deemed to be interest with respect to the Transactions, shall, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to the Transactions, be payable by Borrower as, and shall be deemed to be, additional interest. For such purposes only, the agreed upon and "contracted for rate of interest" of the Transactions shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

9.10 Counterparts. This Agreement may be executed in an many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.11 Prior Agreement Superseded. This Agreement supersedes the Business Loan Agreement entered into as of August 1, 1994, between the Bank and the Borrower, as such agreement has been amended from time to time prior to the date hereof, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.


BANK OF AMERICA ARIZONA                         JDA SOFTWARE, INC.


/s/ Larry D. Glandon                            /s/ James D. Armstrong
------------------------------                  -------------------------------
By: Larry D. Glandon,                           By: James D. Armstrong, CEO
    Vice President


                                                /s/ Thomas M. Proud
                                                -------------------------------
                                                By: Thomas M. Proud,
                                                    CFO/Secretary

Address where notices to the                    Address where notices to
Bank are to be sent:                            Borrower are to be sent:

Commercial Lending, #8211                       11811 North Tatum Boulevard,
101 North First Avenue                          Suite 2000
Phoenix, Arizona 85003                          Phoenix, Arizona 85028



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